EXHIBIT 99.1

Important Notice Regarding
The Baker Hughes Incorporated Thrift Plan and
The Baker Hughes Incorporated Prior Pension Plan

Blackout Period And Your Rights To Trade
Baker Hughes Incorporated Common Stock During The Blackout Period

To:	Baker Hughes Incorporated Directors and Executive Officers
From:	James R. Wilhite, Director, Compensation & Benefits
Date:	August 24, 2004

     The purpose of this notice is to inform you that the Baker Hughes Incorporated Thrift Plan and the Baker Hughes Incorporated Prior Pension Plan (collectively, the “Plans”) will be entering a blackout period on Friday, September 24, 2004 at approximately 3 p.m. Central Daylight Savings time, due to a record keeper conversion from the Northern Trust Retirement Consulting system (“Northern Trust”) to Hewitt Associates LLC (“Hewitt”). The blackout period is anticipated to end on Monday, September 27, 2004 at approximately 7 a.m. Central Daylight Savings time. If the transition does not occur as planned, the end of the blackout period could be delayed beyond Monday, September 27, 2004. During the blackout period, participants in the Plans will not be able to direct or diversify investments in their individual accounts, obtain a loan, or obtain a distribution or withdrawal. This includes participants’ investments in the Baker Hughes Incorporated Common Stock Fund, which invests primarily in Baker Hughes Incorporated Common Stock.

     The Securities and Exchange Commission (“SEC”) has implemented rules under the Sarbanes-Oxley Act of 2002 (P.L. 107-204) (the “Sarbanes-Oxley Act”) which apply to 401(k) plan blackout periods. Generally, the Sarbanes-Oxley Act prohibits directors and executive officers of an issuer from trading in the issuer’s equity securities during certain periods during which the issuer’s employees are unable to purchase or sell issuer equity securities held in 401(k) or similar plans. These periods are commonly referred to as “blackout periods.” Because you are a director or executive officer of Baker Hughes Incorporated (the “Company”), please be aware that during the blackout period for the Plans you will be prohibited from purchasing, selling or otherwise acquiring or transferring shares of common stock of the Company or any related derivative security (such as an option) if you acquired such stock or security in connection with your service or employment as a director or executive officer with the Company. You should note that there is a presumption that any securities sold during a blackout period are not exempt from the rule (that is, the individual corporate insider bears the burden of proving that the securities were not “acquired in connection with service or employment”).

     Violations of the insider trading prohibition will allow an issuer or a security holder acting on behalf of an issuer to bring an action to recover the profits realized by the director or executive officer. In addition, the SEC may bring an action, including civil injunction proceedings, cease-and-desist actions, civil penalties and all other remedies available to the SEC under the Exchange Act, including, in some cases, criminal penalties.

     Please be aware that on August 24, 2004, a notice will be mailed to all current and former participants in the Plans to inform them of the blackout period. This meets the 30-day Sarbanes-Oxley Act advance notice requirement for all Plan participants.

     While we anticipate a smooth transition, you will be notified in the unlikely event that an extension of the blackout period is needed. If you have any questions concerning this notice, you should contact Sandy Alford at (713) 439-8673.